Exhibit 99.28(g)(xvii)

Updated SCHEDULE A to GCSA

Amended July 9, 2019

Old Westbury Small & Mid Cap Strategies Fund

Old Westbury Multi-Asset Opportunities Fund

Old Westbury Funds Inc.

By: /s/ David W. Rossmiller

Name: David W. Rossmiller

Title: President & C.E.O.

Citibank, N.A.

By: /s/ Marc Fryburg

Name: Marc Fryburg

Title: Vice President

Amended July 09, 2019